Exhibit 99.1

RadNet Announces the Closing of Its Previously Announced Refinancing Transaction

LOS ANGELES, April 26, 2021 (GLOBE NEWSWIRE) – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective diagnostic imaging services through a network of owned and/or operated outpatient imaging centers, today announced the successful closing of the previously announced refinancing of its senior secured first lien term loan facility and senior secured revolving credit facility pursuant to the terms of a Second Amended and Restated First Lien Credit and Guaranty Agreement (the “Second Amended and Restated Credit Agreement”).

The Second Amended and Restated Credit Agreement provides for $725,000,000 senior secured first lien term loans and a $195,000,000 senior secured revolving credit facility. Among other favorable changes, pursuant to the Second Amended and Restated Credit Agreement, the initial interest rate margin on the term loans and the revolving credit facility has been reduced to 3.25% per annum from 3.75% (in each case with further step-downs based on attainment of certain first lien net leverage ratio benchmarks), the LIBOR floor applicable to the term loans has been reduced to 0.75% from 1.00%, and the maturity date has been extended to April 23, 2028 for the term loans and April 23, 2026 for the revolving credit facility (from July 1, 2023 for both of the previously existing term loans and the revolving credit facility).

The proceeds of the initial term loans under the Second Amended and Restated Credit Agreement were used to refinance the $601 million outstanding as of the closing of the transaction under the term and revolving loans, to pay fees and expenses related to the transaction, to pay accrued interest on the previously existing facilities through the date of closing and to fund approximately $107 million to RadNet’s balance sheet.

“We are very pleased with the market interest we received in the refinancing of our credit facilities,” said Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet. “We have been able to reduce our borrowing costs, extend the maturities of our debt, obtain significantly more operating flexibility and fund over $100 million to our balance sheet. We would like to thank our group of supportive lenders, lead arrangers and relationship banks.”

The borrower under the Second Amended and Restated Credit Agreement is RadNet’s wholly-owned subsidiary, Radnet Management, Inc. The obligations of the borrower under the Second Amended and Restated Credit Agreement are guaranteed by RadNet, substantially all of the borrower’s current and future wholly-owned domestic subsidiaries and certain of its affiliates. With certain exceptions, the obligations are secured by substantially all of the assets of the borrower, RadNet and such subsidiaries and affiliates.

Barclays Bank PLC, Capital One, National Association, J.P. Morgan Securities LLC, RBC Capital Markets, TD Securities (USA) LLC and Truist Securities, Inc. acted as joint bookrunners and joint lead arrangers in the transaction.

About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 331 owned and/or operated outpatient imaging centers. RadNet's core markets include Arizona, California, Delaware, Maryland, New Jersey, and New York. In addition, RadNet provides radiology information technology solutions, and other related products and services to customers in the diagnostic imaging industry. Together with radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 8,300 employees. For more information, visit http://www.radnet.com.

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Forward Looking Statements.

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are expressions of our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, and anticipated future conditions, events and trends. Forward-looking statements can generally be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements in this press release include, among others, statements we make regarding the expected benefits to be derived from the refinancing of our credit facilities.

Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could impact our ability to refinance our current indebtedness include, among others, the following:

•	the ongoing impact of the COVID-19 pandemic on our business, suppliers, payors, customers, referral sources, partners, patients and employees;
•	our ability to service our indebtedness, make principal and interest payments as those payments become due and remain in compliance with applicable debt covenants;
•	changes in general economic conditions nationally and regionally in the markets in which we operate;
•	our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so;
•	volatility in interest and exchange rates, or credit markets;
•	the occurrence of hostilities, political instability or catastrophic events; and
•	the emergence or reemergence of and effects related to future pandemics, epidemics and infectious diseases.

Any forward-looking statement contained in this press release is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of changed circumstances, new information, future developments or otherwise, except as required by applicable law.

Contact:

RadNet, Inc.

Mark Stolper
Executive Vice President and Chief Financial Officer
310-445-2800